Exhibit 99.2

Unaudited pro forma condensed consolidated financial data

Effective October 14, 2011, we completed the acquisition of Tech Disposal, Inc., whereby we purchased all of the issued and outstanding shares of Tech Disposal, Inc. for an initial consideration comprised of: 400 newly issued shares of E-Waste Systems, Inc. Series A preferred stock, each share having a face value of $100 and 200,000 newly issued shares of restricted common stock of E-Waste Systems, Inc., each share valued at $0.50 at the date of the transaction. The total amount of the deferred consideration and therefore the eventual number of E-Waste Systems, Inc. shares of common stock to be issued will be computed by reference to 4.5 times the adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“EBITDA”) of Tech Disposal, Inc. for the 12 month period commencing October 14, 2011 divided by the agreed value of $0.50 per share, subject to the value of the deferred consideration not exceeding $2 million.

The unaudited pro forma condensed consolidated statement of income data are based on our audited consolidated statement of income for the year ended December 31, 2010, and our unaudited interim consolidated statement of income for the six months ended September 30, 2011. The unaudited pro forma statement of income data have been prepared to reflect the acquisition of Tech Disposal, Inc. as if it had occurred on January 1, 2010.

The unaudited pro forma condensed consolidated balance sheet data are based on our unaudited interim consolidated balance sheet as of September 30, 2011. The unaudited pro forma condensed consolidated balance sheet data have been prepared to reflect the acquisition of Tech Disposal, Inc. as if it had occurred on September 30, 2011.

The unaudited pro forma condensed consolidated financial data appearing below are based on our financial statements prepared in accordance with U.S. GAAP. These principles require the use of estimates that affect the reported amounts of assets, liabilities, revenue and expenses. Management believes those estimates are reasonable, but actual results could differ from those estimates. The unaudited pro forma condensed consolidated financial data have been prepared based on the assumptions described in the notes thereto, which management believes are reasonable and may be revised as additional information becomes available. The object of the unaudited pro forma condensed consolidated data is to provide information about the continuing effect of the acquisition of Tech Disposal, Inc. by indicating how that transaction might have affected our historical consolidated statement of income had it occurred as of January 1, 2010 and our historical consolidated balance sheet had it occurred as of September 30, 2011. The transaction is accounted for as a purchase with the purchase price allocated to the fair value of the assets acquired and the liabilities assumed.

The following paragraphs describe the bases on which we have carried out our preliminary purchase price allocations to the separate assets and liabilities acquired as a result of the purchase business combination that records the acquisition of Tech Disposal, Inc.

Customer lists have been valued using an income-based methodology that uses discounted cash flows. The operating cash flows attributable to each customer list are calculated by charging appropriate costs to the identifiable revenue stream. These cash flows represent a return on all of the assets employed in their generation. In order to separately value customer lists, the value of the required return for other identifiable assets must be determined. These contributory asset charges represent the fair return required on all assets that are necessary for the realization of the cash flows and as such are made for all assets that contribute to the cash flows in line with their contribution. Charges for the use of contributory assets have been calculated, in the aggregate, for the use of net working capital and fixed assets. The contributory asset charges are deducted from the cash flows calculating a net present value attributable to each customer list. Estimates have been made of the useful economic lives of individual customer lists based on the period over which the asset is expected to contribute directly or indirectly to the future cash flows of the entity.

Inventory has been valued using a market value based methodology that makes an estimate of the price a market participant would be prepared to pay to acquire the inventory in its present location and condition.

Deferred taxes have been calculated using substantively enacted tax rates. Deferred tax assets are recorded to the extent that it is probable that future taxable profits will be available to utilize the deductible temporary difference.

Contingent consideration has been recorded based on an estimated outcome of the contractual contingencies, the terms of which are set out in the share purchase agreement and takes the form of a forward 12 months earn-out based on EBITDA. The maximum value of the contingent consideration is $2 million. Because the amount of contingent consideration payable cannot be determined with certainty at the date of acquisition it is accounted for as a liability. When the amount of contingent consideration is eventually fixed by reference to the contractual terms, the liability will be settled by issuing a corresponding number of shares of common stock. In addition, the contractual terms of the consulting agreement entered into with the selling shareholder have been evaluated against the criteria set out in EITF 95-8, Accounting for Contingent Consideration Paid to the Shareholders of an Acquired Enterprise in a Purchase Business Combination, and based on such evaluation the contingent consideration has been categorized as an adjustment to the purchase consideration as opposed to compensation for services.

As we complete the processes necessary for the determination of a final allocation of the purchase consideration, adjustments to certain assets and liabilities will be made, including the potential reclassification of amounts between tangible fixed assets, intangible fixed assets and other assets and liabilities that may, in turn, result in changes to amortization and depreciation. The financial effect of such changes to amortization and depreciation could be significant depending on the amounts allocated and the estimated useful life of those assets.

The pro forma condensed consolidated financial data is unaudited, is provided for information purposes only and is not necessarily indicative of what the results of operations would have been had the acquisition of Tech Disposal, Inc. actually taken place as of January 1, 2010 or September 30, 2011. Furthermore, the unaudited pro forma condensed consolidated financial data do not purport to represent what our financial position or results of operations might be for any future period.

You should read the unaudited pro forma condensed consolidated financial data in conjunction with “management’s discussion and analysis of financial condition and results of operations” and our historical audited and unaudited financial statements and the related notes included elsewhere in the Form 8-K.

The purchase price was calculated as shown in the table below.

Purchase Price	Common Shares or Equivalents	Fair Value	Total Fair Value
Common shares	200,000	$0.26	$52,000
Convertible preferred shares	400	$43.80	17,520
Contingent consideration			291,998
Total Purchase Consideration			361,518
Assets Acquired			(32,840)
Liabilities Assumed			7,022
Customer Base Acquired			(90,000)
Goodwill			$245,700

E-WASTE SYSTEMS, INC.
(FKA Dragon Beverage, Inc.)
Unaudited proforma Consolidated Balance Sheet
September 30, 2011

				Adjusted
	E-Waste	Tech	Pro Forma	ProForma
	Systems, Inc.	Disposal, Inc.	Adjustments	Totals
ASSETS

CURRENT ASSETS

Cash	$3,001	$4,930	$-	$7,931
Accounts receivable, net	-	-	-	-
Inventory	-	17,000	-	17,000
Prepaid expenses	-	-	-	-

Total Current Assets	3,001	21,930	-	24,931

PROPERTY AND EQUIPMENT, net	-	8,410	-	8,410

OTHER ASSETS

Goodwill			245,699	245,699
Customer lists	-	-	90,000	90,000
Deposits	-	2,500	-	2,500

Total Other Assets	-	2,500	335,699	338,199

TOTAL ASSETS	$3,001	$32,840	$335,699	$371,540

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable and accrued expenses	$40,593	$7,022	$-	$47,615
Related party payable	481,039	-	-	481,039
Derivative liability	7,546	-	-	7,546
Convertible notes payable	73,500	-	-	73,500

Total Current Liabilities	602,678	7,022	-	609,700

LONG TERM LIABILITIES
Contingent consideration	-	-	291,998	291,998
Deferred taxes	-	-	-	-

Long term liabilities	-	-	291,998	291,998

TOTAL LIABILITIES	602,678	7,022	291,998	901,698

STOCKHOLDERS' EQUITY

Preferred stock	-	-	-	-
Common stock	100,000	100	100	100,200
Additional paid-in capital	(120,170)	62,525	6,794	(50,851)
Retained earnings (deficit)	(579,507)	(36,807)	36,807	(579,507)

Total Stockholders' Equity	(599,677)	25,818	43,701	(530,158)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$3,001	$32,840	$335,699	$371,540

E-WASTE SYSTEMS, INC.
(FKA Dragon Beverage, Inc.)
Unaudited proforma Consolidated Statements of Operations
For the Nine Months Ended September 30, 2011

				Pro-Forma
				Adjusted
	E-Waste	Tech	Pro Forma	Combined
	Systems, Inc.	Disposal, Inc.	Adjustments	Totals

REVENUES	$-	$435,716	$-	$435,716
COST OF SALES	-	332,949	-	332,949

GROSS PROFIT	-	102,767	-	102,767

OPERATING EXPENSES

General and administrative	545,091	94,365	-	639,456
Depreciation expense	-	3,981	-	3,981
Amortization of intangible assets	-	-	13,500	13,500

Total Costs and Expenses	545,091	98,346	13,500	656,937

OPERATING LOSS	(545,091)	4,421	(13,500)	(554,170)

OTHER INCOME (EXPENSE)

Loss on derivative liability	20,624	-	-	20,624
Interest income	-	-	-	-
Interest expense	(7,543)	-	-	(7,543)

Total Other Income (Expense)	13,081	-	-	13,081

LOSS BEFORE INCOME TAXES	(532,010)	4,421	(13,500)	(541,089)
PROVISION FOR INCOME TAXES	-	-		-

LOSS FROM CONTINUING OPERATIONS	(532,010)	4,421	(13,500)	(541,089)

GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS	-	-	-	-
LOSS FROM DISCONTINUED OPERATIONS	-	-	-	-

NET LOSS	$(532,010)	$4,421	$(13,500)	$(541,089)

Basic loss per share				$(0.01)
Fully diluted loss per share				$(0.01)

Fully diluted weighted average number of shares outstanding				100,334,815

E-WASTE SYSTEMS, INC.
(FKA Dragon Beverage, Inc.)
Unaudited proforma Consolidated Statements of Operations
For the Year Ended December 31, 2010

				Pro-Forma
	E-Waste	Tech	Pro Forma	Adjusted
	Systems, Inc.	Disposal, Inc.	Adjustments	Totals

REVENUES	$-	$1,900	$-	$1,900
COST OF SALES	-	2,519	-	2,519

GROSS PROFIT	-	(619)	-	(619)

OPERATING EXPENSES

General and administrative	34,498	40,609	-	75,107
Depreciation expense	-	-	-	-
Amortization of intangible assets	-	-	23,112	23,112

Total Costs and Expenses	34,498	40,609	23,112	98,219

OPERATING LOSS	(34,498)	(41,228)	(23,112)	(98,838)

OTHER INCOME (EXPENSE)

Interest income	-	-	-	-
Interest expense	(930)	-	-	(930)

Total Other Income (Expense)	(930)	-	-	(930)

LOSS BEFORE INCOME TAXES	(35,428)	(41,228)	(23,112)	(99,768)
PROVISION FOR INCOME TAXES	-	-	9,014	9,014

LOSS FROM CONTINUING OPERATIONS	(35,428)	(41,228)	(14,098)	(90,754)

GAIN ON DISPOSAL OF DISCONTINUED OPERATIONS	-	-	-	-
LOSS FROM DISCONTINUED OPERATIONS	-	-	-	-

NET LOSS	$(35,428)	$(41,228)	$(14,098)	$(90,754)

Basic loss per share				$(0.00)
Diluted loss per share				$(0.00)

Diluted weighted average number of shares outstanding				94,042,508